FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 1996

                          CHANCELLOR CORPORATION
          (Exact Name of Registrant as specified in its charter)

Massachusetts       0-11663                  04-2626079
(State or other     (Commission              (IRS Employer
 jurisdiction of     File Number)             Identification No.)
 incorporation)

745 Atlantic Avenue, Boston, Massachusetts   02111
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (617) 728-8500

                                    N/A
(Former name or former address, if changed since last report)

Item 1.   Changes in Control

     A transition has occurred in the management and Board of Directors of Chancellor Corporation (the "Company") to a group led by Vestex Capital Corporation and Brian M. Adley. This transition is an outgrowth of fundamental differences related to the form, amount, and acceptable dilutive effect of the Company's equity capital raising efforts, operations, and other issues.
The Company's largest shareholder, Vestex Capital Corporation, as represented by Brian M. Adley on the Company's Board of Directors, has advocated one course of action while Stephen G. Morison, the Company's Chief Executive Officer and Vice Chairman of the Board, and certain other members of the Board have advocated another course of action. The Company's Board of Directors determined that the differences were not amenable to compromise between the differing parties and represented a major disruption to the governance of the Company. The Board has therefore agreed to transfer control of the Board of Directors to Vestex Capital Corporation.

     On December 3, 1996 the Company's Board of Directors unanimously adopted resolutions accepting the resignations submitted by Messrs. Dayton, Killilea and Morison as directors and Mr. Morison's resignation as an officer and approving the termination of the Voting Agreement dated April 11, 1996 among the Company, such individuals, Brian M. Adley and Vestex, other than Section 1.5 of such Agreement which relates to indemnification of directors.

     As a result of the termination of the Voting Agreement described above, all directors of the Company are now subject to election by plurality vote of the holders of the Company's Common Stock and Series AA Preferred Stock, voting together as a single class. Vestex, whose stock ownership entitles it to cast a majority of the votes which may be cast by all stockholders, has sufficient voting power to elect the entire Board. The sole remaining incumbent director, Mr. Adley, voted for the election of Messrs. Michael Marchese, Ernest Rolls and Rudolph Peselman as directors to serve until the next Annual Meeting. Mr. Gerald Brauser was named as an advisor to the Board.

     Concurrently with the transition in control, Vestex Capital
Corporation has lent $500,000 to the Company for one year at 2% above prime rate.

     The members of the Company's interlender group have consented to the foregoing transactions.

Item 7.   Financial Statements, Pro Form Financial
          Information and Exhibits

          None

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CHANCELLOR CORPORATION



                                        By: /s/ William J. Guthlein
                                            William J. Guthlein
                                            Vice President, Treasurer
                                            and Chief Financial Officer